As filed with the Securities and Exchange Commission on October 11, 2018

Registration Statement No. 333-212306

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 Registration Statement No. 333-212306

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REX ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8814402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

366 Walker Drive

State College, PA 16801

(Address of principal executive offices)

Rex Energy Corporation

2016 Long-Term Incentive Plan

(Full title of the Plan)

John Luke

Vice President and General Counsel

366 Walker Drive

State College, PA 16801

(814) 278-7267

(Name and address of agent for service)

Copy to:

J. Eric Maki

Jones Day

250 Vesey Street

New York, New York 10281

(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, filed by Rex Energy Corporation, a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-8 (No. 333-161352) filed by the Registrant with the SEC on June 29, 2016 registering 6,689,842 shares of Common Stock pursuant to its 2016 Long-Term Incentive Plan.

Pursuant to the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan of Liquidation”) which is subject to confirmation by the U.S. Bankruptcy Court for the Western District of Pennsylvania it is expected that all publicly held shares of Common Stock would be cancelled. It is further expected that Rex Corporation would continue to exist solely for purposes of the wind down of its operations and that, in connection therewith, the Plan Administrator (as defined in the Plan of Liquidation) would be the sole shareholder of Rex Energy Corporation. Accordingly, Rex Energy Corporation does not intend to issue Common Stock pursuant to the 2016 Long-Term Incentive Plan.

As a result of the foregoing, the Registrant has terminated the offering of its Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania on October 11, 2018.

REX ENERGY CORPORATION

By:	/s/ Curtis J. Walker
Curtis J. Walker
Chief Financial Officer